Exhibit 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 8, 2002

Dear Sir/Madam:

We have read the first four paragraphs of Item 4 included in the current report on Form 8-K dated May 8, 2002 of AMB Property Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP

/s/ Arthur Andersen LLP

Enclosure

cc:   Mr. Michael A. Coke, Executive Vice President and Chief Financial Officer
               AMB Property Corporation

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